UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

February 23, 2011
(Date of earliest event reported)

LABORATORY CORPORATION OF
AMERICA HOLDINGS
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11353	13-3757370
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 South Main Street,
Burlington, North Carolina	27215	336-229-1127
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On February 23, 2011, Laboratory Corporation of America Holdings (the “Company”) provided an update to ongoing legal matters related to its June 16, 2010 acquisition of certain assets of Westcliff Medical Laboratories (“Westcliff”). As previously disclosed, on June 25, 2010, the Company and the Federal Trade Commission (“FTC”) entered into a letter agreement (“Agreement”) whereby the Company agreed to hold the Westcliff assets separate and independent of the Company from the date of the Agreement until December 3, 2010 while the Company responded to a subpoena from the FTC. On December 1, 2010, the FTC filed a complaint to challenge the acquisition in an administrative adjudicative proceeding seeking an order requiring a divestiture of the Westcliff assets (the “Administrative Proceeding”). The Company answered the complaint in the Administrative Proceeding and denied all of its substantive allegations. A hearing in the Administrative Proceeding before an FTC administrative law judge is now scheduled to begin on May 2, 2011, in Washington, DC and the Company intends to vigorously defend itself in that proceeding. On December 1, 2010, the FTC also filed a complaint in federal court which was subsequently transferred to the Central District of California, seeking a preliminary injunction to effectively extend the Agreement pending the outcome of the Administrative Proceeding. The Company voluntarily agreed to temporarily extend the Agreement until the federal court ruled on the FTC’s request for a preliminary injunction. On February 22, 2011 the federal court denied the preliminary injunction and dissolved the temporary restraining order, allowing the Company to integrate the Westcliff assets into its business operations. On February 23, 2011 the FTC has indicated it intends to appeal and has requested that the federal court issue a preliminary injunction maintaining the Agreement pending an appeal of its decision to the Ninth Circuit Court of Appeals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Registrant

By:	/s/ F. SAMUEL EBERTS III
F. Samuel Eberts III
Chief Legal Officer and Secretary

February 23, 2011